EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Arctic Products Ltd., a company registered in England and Wales
BMAC Ltd., a company registered in England and Wales
British Syphon Industries Ltd., a company registered in England and Wales
Catalina Industries, Inc. (formerly Dana Lighting, Inc.), a Florida corporation
Catalina International Ltd., a company registered in England and Wales
Catalina Lighting Canada (1992), Inc., a Quebec corporation
Catalina Lighting Mexico, S.A. de C.V., a Mexican corporation
Catalina Merchandising, Inc., a Florida corporation
Go-Gro Industries, Limited, a Hong Kong company
Catalina Asia Limited (formerly Go-Gro Limited), a Hong Kong company
Graystone Ring Ltd., a company registered in England and Wales
Grove Products (Caravan Accessories) Ltd., a company registered in England and Wales
Jiadianbao Electrical Products Company (Shenzhen) Co., Limited (“JES”), a Chinese wholly-owned foreign entity
Hovekey Ltd., a company registered in England and Wales
Lancer Products Ltd., a company registered in England and Wales
Lighten Point Corporation Europe Ltd., a company registered in England and Wales
Marshall’s Universal Ltd., a company registered in England and Wales
Newton Mill Ltd., a company registered in England and Wales
Ring Group Ltd., a company registered in England and Wales
Ring Lamp Company Ltd., a company registered in England and Wales
Ring Limited, a company registered in England and Wales
Ring Parts Ltd., a company registered in England and Wales
Van-Line Ltd., a company registered in England and Wales